Exhibit 4.2
SUCCESS ACQUISITION CORPORATION
FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
May 19, 2006

SUCCESS ACQUISITION CORPORATION
FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     This Fourth Amended and Restated Investor Rights Agreement (this “Agreement”) is made effective as of May 19, 2006, by and among Success Acquisition Corporation, a Delaware corporation (the “Company”), and the investors listed on the Schedule of Purchasers attached hereto as Exhibit A who are signatories to this Agreement (the “Purchasers”).
RECITALS
     A. The Company and certain of the Purchasers are entering into a Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Company shall sell, and the Purchasers shall acquire, shares of the Company’s Series E Preferred Stock (the “Series E Preferred Stock”).
     B. The obligations of the Company and the Purchasers under the Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company and the Purchasers.
     C. Certain of the Purchasers are parties to a Third Amended and Restated Investor Rights Agreement dated February 11, 2005 (the “Prior Investor Rights Agreement”) entered into in connection with the sale of the Company’s Series D Preferred Stock (the “Series D Preferred Stock”).
     D. The Prior Investor Rights Agreement provides that the Company and the holders of at least 70% of the then-outstanding shares of Series A Preferred Stock (the “Series A Preferred Stock”), Series B Preferred Stock (the “Series B Preferred Stock”) Series C Preferred Stock (the “Series C Preferred Stock”) and Series D Preferred Stock may amend the provisions of such Prior Investor Rights Agreement.
     E. The signatories to this Agreement who constitute the requisite holders of 70% of the then-outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, do hereby consent to the amendment of the Prior Investor Rights Agreement such that the provisions of this Agreement shall amend and replace in all respects the provisions of the Prior Investor Rights Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:
     1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          “Conversion Stock” means the Company’s Common Stock issued or issuable pursuant to conversion of the Preferred Stock.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Holder” means (i) any Purchaser holding Registrable Securities and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 9 hereof.
          “Initiating Holders” means any Holder or Holders who, in the aggregate, hold not less than twenty-five percent (25%) of the Registrable Securities.
          “Preferred Stock” shall mean the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.
          “Registrable Securities” means (i) the Conversion Stock and (ii) any Common Stock of the Company issued or issuable in respect of any of the foregoing upon any stock split, stock dividend, recapitalization or similar event; provided, however, that securities shall only be treated as Registrable Securities if and so long as (x) they have not been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (y) the registration rights with respect to such securities have not terminated pursuant to Section 5.10.
          The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
          “Registration Expenses” shall mean all expenses, except as otherwise stated below under “Selling Expenses”, incurred by the Company in complying with Sections 5.1, 5.2 and 5.3 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and expenses of a special counsel for the Holders, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company, and exclusive of any underwriting discounts and commissions).
          “Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Section 3 hereof.
          “Rule 144” and “Rule 145” shall mean Rules 144 and 145, respectively, promulgated under the Securities Act, or any similar federal rules thereunder, all as the same shall be in effect at the time.

          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel for any Holder not included in Registration Expenses.
     2. Restrictions on Transferability. The Preferred Stock, the Conversion Stock and any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder or transferee shall cause any proposed purchaser, assignee, transferee or pledgee of any such shares held by the Holder or transferee to agree to take and hold such securities subject to the restrictions and upon the conditions specified in this Agreement.
     3. Restrictive Legend. Each certificate representing the Preferred Stock, the Conversion Stock or any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR RULE 701 OR REGISTRATION UNDER THE ACT IS OTHERWISE UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS UPON TRANSFER ARE BINDING ON TRANSFEREES OF THESE SHARES.
          Each Holder consents to the Company making a notation on its records and giving stop transfer instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

          The Company shall be obligated to reissue promptly certificates removing the first of the above legends at the request of any Holder if the Holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend and will remove the second legend upon termination of this Agreement.
     4. Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Without in any way limiting the immediately preceding sentence, no sale, assignment, transfer or pledge of Restricted Securities shall be made by any holder thereof to any person unless such person shall first agree (in the case of a pledge, prior to any transfer pursuant to an exercise of rights under the pledge) in writing to be bound by the restrictions of this Agreement including, without limitation, Section 7. Prior to any proposed sale, assignment, transfer or transfer pursuant to the exercise of rights under a pledge (a “pledge transfer”) of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge transfer. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge transfer in sufficient detail. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and counsel for the Company such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each holder of Restricted Securities agrees that it will not request that a transfer of the Restricted Securities be made or that the legend set forth in Section 3 be removed from the certificate representing the Restricted Securities, solely in reliance on Rule 144(k), if as a result thereof the Company would be rendered subject to the reporting requirements of the Exchange Act.
     5. Registration.
          5.1 Requested Registration.
               (a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to shares of Registrable Securities, the Company will:
                    (i) promptly give written notice of the proposed registration to all other Holders; and
                    (ii) as soon as practicable, use its best efforts to effect such registration (including, without limitation, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of such Registrable Securities, including all or such portion of the Registrable Securities of any Holder or Holders joining in such request by delivering a written notice to such effect to the Company within 20 days after the date of such written notice from the Company subject to the limitations set forth in Section 5.1(b).
     Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this Section 5.1:
                         (A) Prior to the earlier of (i) six months after the effective date of the Company’s first registered public offering of its Common Stock or (ii) May 19, 2010;
                         (B) Unless the requested registration would have an aggregate offering price of all Registrable Securities sought to be registered by all Holders of not less than $15,000,000;
                         (C) During the period starting with the date 60 days prior to the Company’s estimated date of filing of, and ending on the date 180 days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;
                         (D) After the Company has effected two registrations pursuant to this Section 5.1(a) and such registration has been declared or ordered effective;
                         (E) If the Company, within 30 days of the receipt of the written request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within 120 days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities), provided that the Company makes reasonable good faith efforts to complete such offering;
                         (F) If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company or its stockholders for a registration statement to be filed in the near future. In such case, the Company’s obligation under this Section 5.1(a) shall be deferred for a period not to exceed 120 days from the date of receipt of the written request from the Initiating Holders, provided that the Company may not exercise this deferral right more than once per 12 month period.
     Subject to the foregoing clauses (A) through (F), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.
               (b) Underwriting. If the Initiating Holders intend to distribute Registrable Securities by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 5.1(a), and the Company shall advise the Holders as part of the notice given pursuant to Section 5.1(a)(i) that the right of any Holder to registration pursuant to Section 5.1 shall be conditioned upon such Holder’s participation in such underwriting arrangements, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.
     The Company shall, together with all Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the shares to be registered held by the Initiating Holders, but subject to the Company’s reasonable approval. Notwithstanding any other provision of this Section 5.1, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders requesting to be included in the registration and underwriting and the number of shares that may be included in the registration and underwriting shall be allocated among all Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company.
               (c) Notwithstanding anything to the contrary contained in this Section 5.1, Holders shall not be deemed to have used or forfeited their rights to registration of their Registrable Securities under this Section 5.1, if a registration of Registrable Securities is conducted pursuant to an underwritten offering undertaken after the exercise of the Holders’ rights under this Section 5.1 and the underwriters advise the Company and/or the Holders that marketing factors require the Company to limit the number of Registrable Securities to be sold in such offering to a number less than seventy-five percent (75%) of the Registrable Securities requested to be registered by the persons exercising such demand right.
          5.2 Company Registration.
               (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or the account of a Holder or other holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration in which the only equity security being registered is Common Stock issuable upon conversion of convertible debt securities which are also being registered, the Company will:
                    (i) promptly give to each Holder written notice thereof; and
                    (ii) include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after the date of such written notice from the Company, by any Holder subject to the limitations set forth in Section 5.2(b).

               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.2(a)(i). In such event, the right of any Holder to registration pursuant to Section 5.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.
     All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) in the case of the Company’s initial public offering in which no other selling stockholders participate, to zero, and (ii) in the case of any other offering, to an amount no less than 25% of all shares to be included in such offering. The Company shall so advise all Holders requesting to be included in the registration and underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company.
               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
          5.3 Registration on Form S-3.
               (a) Request for Registration. In case the Company shall receive from the Holders of at least 20% of the Registrable Securities a written request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the aggregate price to the public of which, net of underwriting discounts and commissions, would equal or exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall as soon as practicable cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request. The Company shall inform the other Holders of the proposed registration and offer them the opportunity to participate. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 5.1(b) shall be applicable to each such registration initiated under this Section 5.3.

               (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 5.3:
                    (i) If the Company, within 30 days of the receipt of the written request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within 120 days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities), provided that the Company makes reasonable good faith efforts to complete such offering;
                    (ii) During the period starting with the date 60 days prior to the Company’s estimated date of filing of, and ending on the date 180 days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;
                    (iii) More than two times during any 12-month period; or
                    (iv) If the Company shall furnish to the Holders initiating a request pursuant to this Section 5.3 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company’s obligation to file a registration statement shall be deferred for a period not to exceed 120 days from the receipt of the request to file such registration by such Holders, provided that the Company may not exercise this deferral right more than once per 12 month period.
          5.4 Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 70% of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration filed under Section 5 hereof, unless the terms of such agreement provide that such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included.
          5.5 Expenses of Registration. All Registration Expenses incurred in connection with (i) two registrations pursuant to Section 5.1, (ii) all registrations pursuant to Section 5.2 and (iii) all registrations pursuant to Section 5.3, shall be borne by the Company. Notwithstanding the foregoing, in the event that Initiating Holders cause the Company to begin a registration pursuant to Section 5.1 or Section 5.3, and the request for such registration is subsequently withdrawn by the Initiating Holders or such registration is not completed due to failure to meet the net proceeds requirement set forth in such section or is otherwise not successfully completed due to no fault of the Company, all Holders shall be deemed to have forfeited their right to one registration under Section 5.1 or a registration at the expense of the Company under Section 5.3, as applicable, unless the Initiating Holders pay for, or reimburse the

Company for, the Registration Expenses incurred in connection with such withdrawn or incomplete registration; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 5.1. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be so registered.
          5.6 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. The Company will:
               (a) Prepare and file with the Commission a registration statement, the prospectus, and such amendments and supplements as may be necessary and use commercially reasonable efforts to cause such registration statement to become and remain effective for at least 120 days or until the distribution described in the registration statement has been completed, whichever first occurs.
               (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents, including any amendment or supplement to the prospectus, as such underwriters and Holders may reasonably request in order to facilitate the public offering of such securities.
               (c) Use its best efforts to register and qualify the securities covered by such registration statement under the securities laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and provided further that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling shareholders, then such expenses shall be payable by the selling Holders pro rata, to the extent required by such jurisdiction if such Holders do not elect to withdraw from the registration after notice of such requirement.
               (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
               (f) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
               (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
          5.7 Indemnification.
               (a) The Company will indemnify each Holder, each of its officers, directors, members and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its officers, directors, members and partners, and each person controlling such Holder, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or controlling person, and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus is filed with the Commission pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Holder, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.
               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers who have signed the registration statement, any other holders of the Company’s securities covered by such registration statement, each person who controls the Company within the meaning of Section 15 of the Securities Act, and any person who controls any other holders of the Company’s securities covered by such registration statement within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Holder of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Holder, and will reimburse the Company, such other Holders, such directors, officers, or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, director, officer or controlling person and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection 5.7(b) shall be limited in an amount equal to the net proceeds from the offering received by such Holder unless such liability arises out of or is based on willful misconduct or fraud by such Holder.
               (c) Each party entitled to indemnification under this Section 5.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
               (d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 5.7(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          5.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration referred to in this Agreement.
          5.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;
               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);
               (c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration; and

               (d) Take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective.
          5.10 Termination of Registration Rights. The rights granted pursuant to Sections 5.1, 5.2 and 5.3 of this Agreement shall terminate as to any Holder upon the earlier of (i) seven years after the Company’s initial public offering, or (ii) the date such Holder is eligible to sell all of such Holder’s Registrable Securities under Rule 144 within any three month period.
     6. Financial Information; Inspection Rights.
          6.1 Financial Information. The Company will provide the following documents to each Purchaser who, together with its affiliated funds, continues to hold at least 1,000,000 shares of Preferred Stock and/or Conversion Stock (as adjusted for stock splits, stock dividends, stock combinations and the like):
               (a) As soon as practicable after the end of each fiscal year thereafter, and in any event within ninety (90) days after the end of each such fiscal year, balance sheets of the Company as of the end of such fiscal year, and statements of operations and statements of cash flows and stockholders’ equity of the Company, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, which financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors;
               (b) As soon as practicable after the end of each month and after the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, a balance sheet of the Company as of the end of each such monthly or quarterly period, and statements of operations and statements of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and signed by the principal financial or accounting officer of the Company; and
               (c) Annually, but in no event later than 10 days after adoption by the Board of Directors, and promptly after any material amendment thereof, the operating plan and budget of the Company, in the form approved by the Board of Directors, which plan shall include at least a projection of income and cash flow for each fiscal quarter and such fiscal year and a projected balance sheet as of the end of each fiscal quarter and the fiscal year.
          6.2 For purposes of determining the minimum holdings pursuant to this Section 6, any Purchaser which is a partnership or limited liability company shall be deemed to hold any Preferred Stock originally purchased by such Purchaser and subsequently distributed to constituent partners or members of such Purchaser, but which have not been resold by such partners or members. If the partnership or limited liability company is still in existence, the

Company may satisfy any obligation to distribute reports to individual partners of the partnership or members of a limited liability company by delivering a single copy of each report to the partnership or limited liability company as agent for the constituent partners or members.
          6.3 Inspection. The Company shall permit each Investor who holds at least 1,000,000 shares of Preferred Stock, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 6(c) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information; it being understood and agreed, however, that no such limitation on an Investor’s inspection right shall prevent an Investor from having access to the following: the Company’s financial statements and records and any records relating to capitalization and corporate governance of the Company.
          6.4 Each Purchaser or transferee of rights under this Section 6 acknowledges and agrees that any information obtained pursuant to this Section 6 which may be considered nonpublic information will be maintained in confidence by such Purchaser or transferee and will not be utilized by such Purchaser or transferee in connection with purchases or sales of the Company’s securities except in compliance with applicable state and Federal securities laws.
          6.5 The covenants of the Company set forth in this Section 6 shall terminate and be of no further force or effect upon the closing of a firm commitment underwritten public offering of the Company’s Common Stock or at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, whichever shall occur first.
     7. Lockup Agreement. Each Purchaser, Holder and transferee hereby agrees that, in connection with the initial public offering of any securities of the Company under the Securities Act for the account of the Company, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”), such Purchaser, Holder or transferee shall not sell or otherwise transfer any securities of the Company (except for those securities being registered, those securities purchased in the initial public offering or those securities purchased in the public market following the initial public offering) during the period specified by the Company’s Board of Directors at the request of the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed 180 days following the effective date of such registration statement; provided that officers, directors and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.
     8. Right of First Refusal.
          8.1 The Company hereby grants to each Purchaser who continues to hold at least 1,000,000 shares of Preferred Stock and/or Conversion Stock (as adjusted for stock splits, stock dividends, stock combinations and the like) (each such Purchaser referred to herein as a “Qualified Purchaser”), the right of first refusal to purchase its Pro Rata Share of New Securities (as defined in this Section 8) which the Company may, from time to time, propose to sell and issue. A “Pro Rata Share,” for purposes of this right of first refusal, is the ratio that (i) the sum of the number of shares of Common Stock then held by each Qualified Purchaser plus the number of shares of Common Stock issuable upon conversion of the Preferred Stock and upon the exercise or conversion of any securities exercisable or convertible, directly or indirectly, into Common Stock, then held by such Qualified Purchaser bears to (ii) the sum of the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon exercise or conversion of all then outstanding securities exercisable for or convertible into, directly or indirectly, Common Stock.
          8.2 Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and any series of preferred stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said shares of Common Stock or preferred stock. Notwithstanding the foregoing, “New Securities” does not include securities referred to as exceptions to the definition of “Additional Shares of Common Stock” contained in sections 3(e)(iv)(i)—(vii) of the Company’s Sixth Amended and Restated Certificate of Incorporation.
          8.3 In the event the Company proposes to undertake an issuance of New Securities, it shall give each Qualified Purchaser written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Qualified Purchaser shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase up to its respective Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. An indication by a Qualified Purchaser to exercise its rights of first refusal shall not be binding upon such Qualified Purchaser unless and until the Company obtains binding commitments to purchase all of the securities specified in the notice of the offering on the terms stated in such notice.
          8.4 Beginning fifteen (15) days after the notice given pursuant to Section 8(c) above, the Company shall have 180 days to sell the New Securities not elected or eligible to be purchased by Qualified Purchasers at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold all of the New Securities within said 180 day period or offers the New Securities on substantially different terms, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.
          8.5 The provisions of this Section 8 will terminate and be of no further force or effect upon the closing of the Company’s initial public offering.
     9. Transfer of Rights. The rights granted under Sections 5, 6 and 8 of this Agreement may be assigned to any transferee or assignee, other than a competitor or potential competitor of the Company (as determined in good faith by the Company’s Board of Directors) in connection with any transfer or assignment of Registrable Securities by the Holder, provided that: (i) such transfer is otherwise effected in accordance with applicable securities laws and the terms of this Agreement; (ii) such assignee or transferee acquires at least 300,000 shares (or all shares held, if less, with respect to the rights granted under Section 5) (as adjusted for stock splits, stock dividends, stock combinations and the like) of Registrable Securities (including Preferred Stock convertible into Registrable Securities), (iii) written notice is promptly given to the Company; and (iv) such transferee or assignee agrees in writing to be bound by the provisions of this Agreement. Subsection 9(ii) shall not apply to transfers to any of its affiliates (as such term is defined in Rule 405 promulgated under the Securities Act), partner, member, beneficiary (in the case of a trust), family member, trust for the benefit of family members, or family limited partnership.
     10. Board Observer Right. The Company covenants and agrees that Granite Global Ventures and its affiliates (“GGV”) shall be entitled to an observer who may be present at all meetings of the Board of Directors, which designated representative shall receive copies of all notice, minutes, consents and other materials that the Company provides to its directors at the same time as such materials are provided to the directors, including telephonic board meetings; provided, however, such designated representative of GGV may be excluded from any meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is necessary to preserve attorney-client privilege, to protect highly confidential proprietary information, for conflict of interest obligations, or for other similar reasons. GGV hereby agrees that any proprietary information obtained by it and/or its designated representative in connection with such observer’s attendance at board meetings shall be held in confidence and will not be disclosed by GGV except to the extent otherwise required by law.
     11. Certain Covenants Relating to SBA Matters.
          11.1 Compliance. So long as any Investor which is a licensed Small Business Investment Company (an “SBIC Investor”) holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.
          11.2 Information for SBIC Investor. Within 45 days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor’s financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company’s business in terms of profits and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with its obligations under the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto; provided, however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. Any submission of any financial information under this Section shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.
          11.3 Number of Holders of Voting Securities. So long as any SBIC Investor holds any securities purchased pursuant to the Purchase Agreement or issued by the Company with respect thereto, the Company shall notify each SBIC Investor (i) at least 15 days prior to taking any action after which the number of record holders of the Company’s voting securities would be increased from fewer than 50 to 50 or more, and (ii) of any other action or occurrence after which the number of record holders of the Company’s voting securities was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.
     12. Amendment. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least seventy percent (70%) of the then-outstanding shares of Preferred Stock; provided, however, that any amendment of Section 10 shall require the approval of the holders of at least seventy percent (70%) of the Series E Preferred Stock. Any amendment or waiver effected in accordance with Section 5.4 or this Section 12, as applicable, shall be binding upon each Purchaser, Holder of Registrable Securities at the time outstanding, each future holder of any of such securities and the Company.
     13. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California without regard to conflict of laws provisions.
     14. Entire Agreement. This Agreement constitutes the full and entire understanding and Agreement among the parties regarding the matters set forth herein and does hereby supersede all other agreements of the parties relating to the subject matter hereof, including the Prior Investor Rights Agreement. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.
     15. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, delivered by a nationally recognized overnight courier, or sent by facsimile transmission, or by hand or by messenger, addressed:
          15.1 if to a Holder, at such Holder’s address as set forth in Exhibit A, or at such other address as such Holder shall have furnished to the Company;
          15.2 if to the Company, to:
Success Acquisition Corporation
999 Baker Way, Suite 500
San Mateo, California 94404
Attn: Lars Dalgaard, President
Fax: (650) 645-2099

     or at such other address as the Company shall have furnished to the Holders, with a copy to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attn: William Schreiber, Esq.
Facsimile Number: (650) 938-5200
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) when delivered if delivered personally, (ii) if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, (iii) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery.
     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.
     17. Aggregation of Stock. All shares of Preferred Stock and Conversion Stock held by or acquired by affiliated entities or persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.
[Remainder of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY		PURCHASERS

SUCCESS ACQUISITION CORPORATION,		EMERGENCE CAPITAL PARTNERS, L.P.
a Delaware corporation

By: Emergence Equity Partners, L.L.C.
Its: General Partner

By:	/s/ Lars Dalgaard Lars Dalgaard,	By:	/s/ Jason Green Jason Green, Managing Member
President and Chief Executive Officer

EMERGENCE CAPITAL ASSOCIATES, L.P.

By: Emergence Equity Partners, L.L.C.
Its: General Partner

		By:	/s/ Jason Green

Jason Green, Managing Member

EMERGENCE CAPITAL PARTNERS SBIC, L.P.

By: Emergence Equity Partners, Inc.
Its: General Partner

		By:	/s/ Jason Green

Jason Green, President

CVP SBIC, L.P. By: CV SBIC, Inc. Its: General Partner
By:	/s/ Eric Dunn
Eric Dunn, Principal

CARDINAL VENTURE AFFILIATES, L.P. By: Cardinal Ventures, LLC Its: General Partner
By:	/s/ Eric Dunn
Eric Dunn, Principal

TPG VENTURES By: TPG Ventures Genpar, L.P. By: TPG Ventures Advisors, LLC
By:	/s/ Jeffery D. Ekberg
Jeffery D. Ekberg, Vice President

GREYLOCK EQUITY LIMITED PARTNERSHIP By: Greylock Equity GP Limited
Partnership, its General Partner
By:	/s/ Donald A. Sullivan
	Name:	Donald A. Sullivan
	Title:	Administrative Partner

MAPACHE INVESTMENTS, L.P.
By:	/s/ David Strohm
David Strohm, General Partner

/s/ David Strohm
DAVID STROHM

CANAAN EQUITY, L.P. By: Canaan Equity Partners, L.L.C.
By:	/s/ Deepak Kamra
	Name:	Deepak Kamra
	Title:	Member/Manager

CANAAN EQUITY III L.P. By: Canaan Equity Partners III LLC
By:	/s/ Deepak Kamra
Member/Manager

CANAAN EQUITY III ENTREPRENEURS LLC By: Canaan Equity Partners III LLC
By:	/s/ Deepak Kamra
Manager

GRANITE GLOBAL VENTURES II L.P. By: Granite Global Ventures II L.L.C., its
General Partner
By:	/s/ Glenn Solomon
Glenn Solomon
Managing Director

GGV II ENTREPRENEURS FUND, L.P. By: Granite Global Ventures II L.L.C., its
General Partner
By:	/s/ Glenn Solomon
Glenn Solomon
Managing Director

/s/ John V. Balen
JOHN V. BALEN

/s/ Deepak Kamra
DEEPAK KAMRA

/s/ Eric A. Young
ERIC A. YOUNG

/s/ David Whorton
DAVID WHORTON